UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).

Filed Pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person
   Machulak, Edward A.
   2636 North 90th Street
   Wauwatosa, Wisconsin  53226

2. Issuer Name and Ticker or Trading Symbol
   Commerce Group Corp.
   Boston Stock Exchange:  CMG.BN; OTCBB:  CGCO

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March/2003

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Secretary

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common stock ten cents     |03/26 |T   | |53,333            |A  |$.27       |544,821            |D     |(1)                        |
par value                  |03    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common stock ten cents     |      |    | |                  |   |           |  5,000            |I     |Circular Marketing is      |
par value                  |      |    | |                  |   |           |                   |      |100% owned by              |
                           |      |    | |                  |   |           |                   |      |Edward A. Machulak.        |
-----------------------------------------------------------------------------------------------------------------------------------|
Common stock ten cents     |      |    | |                  |   |           |  1,000            |I     |(2)                        |
par value                  |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common stock ten cents     |      |    | |                  |   |           |  2,000            |I     |Owned jointly with wife.   |
par value                  |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common stock ten cents     |      |    | |                  |   |           | 23,500            |I     |Shares held as custodian   |
par value                  |      |    | |                  |   |           |                   |      |for minor child.           |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|


Explanation of Responses:
(1) Acquisition transaction under an employee benefit plan
(Form S-8 Registration Statement) in lieu of Director fees and Officer salaries through March 31, 2003.
(2) Edward A. Machulak disclaims any beneficial interest in such securities owned by his wife, Carol A. Machulak.

SIGNATURE OF REPORTING PERSON
Edward A. Machulak

DATE
March 26, 2003